Exhibit 10.4

[*] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

January 19, 2011

Jack Serino

President & CEO

Encision Inc.

6797 Winchester Circle

Boulder, CO 80301

Re:          Development, license, and non-commercial supply agreement between Encision Inc., a Colorado corporation having a principal place of business at 6797 Winchester Circle, Boulder, CO 80301 (together with any of its affiliates, parents and subsidiaries, “Encision”), and Boston Scientific Corporation, a Delaware corporation having a principal place of business at One Boston Scientific Place, Natick, MA 01670 (“Boston Scientific” or “BSC”)

Dear Mr. Serino:

This letter constitutes a development, license, and non-commercial supply agreement (“Agreement”) between Encision and Boston Scientific, effective as of the date both parties have executed the Agreement (“Effective Date”).

1.               Definitions:  As used herein, the following terms shall have the following definitions.

“AEM Technology” means any technology and associated Intellectual Property Controlled by Encision relating to electrosurgical safety technology and systems for electrosurgical instruments and tools, including active electrode monitoring, which would absent the license herein infringe one or more issued claims of the AEM Patents.

“AEM Patents” means the patents and pending patent applications listed on Appendix A hereto including any continuations, continuations in part, divisionals, reissues, reexaminations, renewals and extensions thereof and any and all foreign counterpart applications to the foregoing.

“BSC Developed IP” means any Intellectual Property relating to either of the Developed Product or the Equipment that is developed solely by BSC, or jointly with Encision pursuant to this Agreement and to the extent of BSC’s joint interest.  BSC Developed IP expressly includes the Specifications.

“BSC IP” means any BSC Developed IP and any other Intellectual Property, including the Specifications, that is Controlled by BSC.

“Commercial/Commercialized” means any sale for value, regardless of amount, to a party that is not an affiliate or any sale for which BSC receives revenue.

“Control” or “Controlled” means, with respect to any Intellectual Property or other intangible property, the possession (whether by present or future license or ownership) by a party of the ability to grant to the

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other party access and/or a license or sublicense as provided herein without violating the terms of any agreement with any third party.

“Developed Product” means [*]

“Encision Developed IP” means any Intellectual Property relating to either of the Developed Product or the Equipment that is developed solely by Encision, or jointly with BSC pursuant to this Agreement and to the extent of Encision’s joint interest.

“Encision IP” means any Encision Developed IP and any other Intellectual Property, other than AEM Technology, that is Controlled by Encision.

“Equipment” means capital equipment product(s) Controlled by Encision, as necessary to enable use of Developed Product, including the capital equipment product known as the AEM (Active Electrode Monitoring) product, any off-the-shelf instrument-to-Equipment cables, and any other accessories relating thereto.

“FHU Trial Phase” means a trial to be conducted by Boston Scientific with a limited number of non-Commercial units of Developed Product, regardless of the regulatory approval under which the trial is conducted.

“Field” means [*].

“Intellectual Property” means discoveries, concepts, ideas, developments, specifications, methods, drawings, diagrams, models, inventions, techniques, methodologies, modifications, improvements, works of authorship, know-how, trademarks, trade secrets, Proprietary Information, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including patents (including patent applications, reissues, divisions, continuations and extensions thereof in any jurisdiction), utility models, and registered and unregistered designs, mask works, copyrights, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications therefor.

“Proprietary Information” has the meaning set forth in that certain Confidential Disclosure Agreement dated May 5, 2008, entered into by Encision and BSC.

“Specifications” means those specifications and requirements provided by Boston Scientific to Encision for the development of the Developed Product, for example, [*] of the Developed Product.  Specifications include those specifications and requirements called out in an SOW, e.g., Attachment-1 and Attachment-2 of Schedule A, as such SOWs may be updated from time to time.

2.               Scope of Development Work:  Encision will perform development services for the development of the Developed Product in accordance with the Specifications, through performance of the tasks set forth on the various Statements of Work (each a “SOW”) included on iterative Schedule A’s (e.g., Attachment-1, Attachment-2) attached hereto and incorporated herein and other related tasks (“Services”).  Unless otherwise agreed by the parties in writing, the Services shall include the non-Commercial supply of the Developed Product to BSC for the FHU Trial Phase.  For the avoidance of doubt, services will be performed generally in two phases: 1) a benchwork phase and 2) relating to the FHU Trial Phase.  Each phase will be reflected in a separate SOW and shall be in accordance with the terms, including Specifications, Deliverables (defined below), build quantity, pricing and timing, as detailed in each SOW.  The Services will be conducted in a professional and workmanlike manner and in accordance with industry standards at the general direction of the Liaison (defined below).

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Each SOW shall set forth Encision employees (by title and experience) who will render the Services to be provided pursuant to that SOW.  Encision will attempt to honor Boston Scientific’s request with respect to specific individuals, subject to scheduling and staffing considerations.  Individuals performing Services shall be precluded from assignment by Encision to any engagement in the Field for the period of the individual’s assignment hereunder.

Encision and Boston Scientific acknowledge and agree that Encision shall not engage any third parties to perform hereunder unless the Liaison shall have approved Encision’s use and the terms and conditions relating to the engagement of such third party in writing, such approval not to be unreasonably withheld, conditioned or delayed.

Encision will be reasonably available to Boston Scientific personnel (or its designees) for consultation from time to time throughout the term of this Agreement as requested by Boston Scientific by telephone, fax, e-mail and visits to Encision’s premises.  At Boston Scientific’s request, Encision will also attend occasional off-site working meetings or perform Services at locations and times mutually agreed upon by the parties.  Entering into this Agreement in no way obligates Boston Scientific to retain Encision to perform any additional services or to retain Encision for a minimum amount of Services.

3.               Notification:  Encision represents that it has properly notified and received all required permissions from all parties (e.g., regulators) in connection with Services to be performed, obligations assumed and compensation to be paid under this Agreement.  Encision will comply with all applicable laws, ordinances, rules and regulations in the performance of its obligations hereunder.

4.               Term:  The initial term of this Agreement will be for the later of a two-year period or the expiration of sixty (60) business days after the termination of the last effective SOW, commencing on the Effective Date.  The parties may mutually agree in writing to extend the term for additional one-year periods prior to the expiration of the then current term.  If there is no two-year initial or additional one-year period in effect and a gap of more than sixty (60) business days between effective SOWs, the Agreement shall reinstate with each successive SOW and extend until sixty (60) business days after termination of the last effective SOW.

5.               Termination:

a.               Either party may terminate this Agreement upon written notice to the other party if (i) a party materially breaches this Agreement and does not cure the breach within thirty (30) days of the date of written notice of such breach; (ii) a party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding or if any such proceeding is instituted against a party and not dismissed within ninety (90) days; or (iii) a party assigns or attempts to assign this Agreement or any of the rights and obligations under this Agreement in violation of the assignment provision of this Agreement.

b.              Termination by Boston Scientific.  Notwithstanding Section 4, Boston Scientific may terminate this Agreement or any or all SOWs immediately in accordance with the second paragraph of Section 17, or upon thirty (30) days written notice for any reason.  In the event of termination by Boston Scientific, Encision shall immediately cease work on all Boston Scientific projects except such work that Boston Scientific provides prior written authorization directing Encision to complete certain tasks, if any, that Boston Scientific would like completed after Encision’s receipt of the termination notice.  Boston Scientific will, as its sole and exclusive obligation and subject to the preceding sentence, pay Encision at the rate specified in Section 6 below for Services provided through the date of termination, prorated on a daily basis in the event of termination prior to the last

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day of a calendar quarter.  Notwithstanding the foregoing, Boston Scientific may withhold final payment until it is in receipt of all Boston Scientific Property (defined below).

c.               Termination by Encision.  Encision may terminate this Agreement or any or all SOWs upon twelve (12) months prior written notice for any reason.

d.              Upon the expiration or termination of this Agreement, Encision shall promptly: (i) return to Boston Scientific all Proprietary Information of Boston Scientific and Boston Scientific Property (including Deliverables and embodiments of Developed Product, whether complete or in progress) in the possession or control of Encision; and (ii) except in the event of termination by Encision pursuant to section 5(a), take all steps reasonably necessary to disclose to Boston Scientific in accordance with the licenses in Section 11 only that particular Encision IP and AEM Technology that is reasonably necessary for Boston Scientific to complete the design and finalize the reduction to practice of the Developed Product, as applicable, and for Boston Scientific to make or have made the Developed Product, including for use with the Equipment.  Except in the event of termination by Encision pursuant to section 5(a), Boston Scientific shall [*].

e.               All obligations that are by their nature continuing, including the licenses provided in Section 11 and the provisions of Sections 5, 6, 8-10, 12, 14, 15 and 17-19, will survive expiration or termination of this Agreement.

6.               Payment for Services:  Subject to the terms of this Agreement, Boston Scientific will pay Encision for Services actually rendered in accordance with the terms of this Agreement and with the hourly rate amount set forth on the applicable SOW attached hereto and incorporated herein.  Such support, as Services, subject to the hourly rate amount may encompass: general machining and engineering; electrical and/or mechanical testing; and consulting on electrical safety and compliance with electrical standards.  The hourly rate amount, in the absence of an amount set forth on an applicable SOW, for the following positions will apply;

(i)	Executive Engineering — [*]
(ii)	Senior Engineering - [*]
(iii)	Engineer, Project Management - [*]
(iv)	Prototyping - [*]
(v)	Technician/Drafting - [*]

In addition, Boston Scientific will reimburse Encision for reasonable and documented travel and associated expenses actually incurred at Boston Scientific’s request in the performance of Services; provided that travel expenses in excess of [*] must be approved by the Liaison in writing in advance, and all air travel will be coach-class, unless approved in writing in advance.  Travel time not spent on actual Services shall not be compensated under this Agreement.

Encision will document and record all time spent in the performance of Services to the reasonable satisfaction of the Liaison.  Without limiting the foregoing, on a monthly basis, Encision will submit an invoice, with detailed reporting and supporting documentation and receipts, to Boston Scientific of Services performed during the prior month, including a breakdown of hourly fees showing time for each employee, title of the employee, description of tasks, as well as a breakdown of any pass-through costs for which Encision will seek reimbursement hereunder.  If the fees to be paid on a given SOW are related to achievement of one or more milestone(s), the monthly statement shall describe the milestone(s) achieved and related fees and costs.  Boston Scientific will not be obligated to pay Encision for any Services not listed on the invoice for such month.  Payments for Services will be made by Boston Scientific within 45 days after receipt of Encision’s invoice, unless Boston Scientific in good

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faith disputes any amount invoiced. Encision represents and warrants that all amounts invoiced to Boston Scientific based on time-of-staff will be accurate as to the actual amount of time expended with respect to the Service invoiced, and all pass-through costs will be invoiced at Encision’s cost plus [*], net of all discounts provided by any third party suppliers.

The parties acknowledge and agree that each SOW that includes payments to be made on a time and materials basis shall include a maximum payment amount that shall be a good faith estimate of the time and materials Encision believes necessary and appropriate to accomplish the Services included on such SOW. In no event will BSC pay more than [*] over the maximum payment noted in that SOW unless Encision has advised Boston Scientific promptly upon its discovery that it is likely to have a cost overrun for such SOW and the Liaison has approved such cost overrun in writing, in advance.

Encision represents, warrants and covenants that the consideration set forth in this Section 6 and in accordance with the applicable SOW:  (a) is reasonable and customary for the Services to be rendered by Encision under this Agreement; and (b) except as set forth in Section 5(d) or Section 12, represents the total compensation due to Encision for Services, and no other compensation is or will be due to Encision or any other person or entity relating to the Services.  Encision is solely responsible for, and will report and pay on a timely basis, any and all taxes which may or will be due with respect to Services and the payments described in this Section 6 and 12, including all federal, state and local taxes (including income, Social Security, unemployment, sales, use and excise taxes), or similar taxes, assessments or charges assessed or levied.

7.               Liaison:  The performance of Services under this Agreement will be coordinated through a Boston Scientific employee who has been designated as the contract liaison for this Agreement (the “Liaison”).  All reports, documents and communications relating to the provision of Services will be transmitted to Boston Scientific through the Liaison or persons designated by the Liaison.  The initial Liaison for Boston Scientific is [*], who can be reached by calling [*].  The initial liaison for Encision is Warren Taylor, who can be reached by calling (303) 339-6908.  Each party may designate a new liaison by providing written notice to other party.  Separate liaisons for a given SOW may be established in such SOW.

8.               Proprietary Information:  Encision and BSC acknowledge that to facilitate the business arrangements created by this Agreement, it may be necessary for the parties to exchange certain Proprietary Information on a confidential basis.  In consideration of the mutual benefits to be derived from the exchange of such Proprietary Information, Encision and BSC have previously entered into that certain Confidential Disclosure Agreement dated May 5, 2008 and the terms of that mutual confidentiality agreement are incorporated into this Agreement by reference.  A copy of the May 5, 2008 mutual confidentiality agreement is attached hereto as Appendix B.

The existence and terms of this Agreement shall be held confidential by the parties, except to the extent that the parties shall agree in writing to the wording of a press release to be issued after the Effective Date that discloses the existence but not the terms of this Agreement.

9.               Boston Scientific Property:  All (i) tangible property provided to Encision by BSC in connection with this Agreement whether in hardcopy, electronic or other form, including Proprietary Information, and further including any tooling or capital equipment provided to Encision by BSC or purchased by Encision with funds of BSC in connection with this Agreement; (ii) deliverables provided for herein or in any applicable SOW hereunder, including the bench work phase units and FHU Trial Phase units of Developed Product (collectively, “Deliverables”); and (iii) embodiments of the Developed Product as developed by Encision in connection with the Services, including related tangible

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materials, components, prototypes, samples, testing, reports, data, specifications, designs, drawing, analyses, results and the like (collectively, “Boston Scientific Property”), will be and remain the sole and exclusive property of Boston Scientific.  For the avoidance of doubt, Boston Scientific Property shall exclude Encision Developed IP, other Encision IP, and AEM Technology.  Encision will keep and maintain in Encision’s custody and control any Boston Scientific Property that Encision receives or develops during the term of this Agreement and, upon termination or expiration of this Agreement or otherwise upon request by Boston Scientific, promptly return or surrender to Boston Scientific all Boston Scientific Property without retaining any copies thereof in any form.

10.         Ownership of IP:  BSC Developed IP and other BSC IP shall at all times be and remain the sole and exclusive property of BSC.  Encision Developed IP, other Encision IP, and AEM Technology shall at all times be and remain the sole and exclusive property of Encision.  The parties shall consult with each other in good faith to determine filing, control of prosecution, maintenance and enforcement decisions with respect to jointly (between BSC and Encision) Developed IP, with the cost of filing, prosecution and maintenance with respect to such joint Developed IP to be shared equally by the parties.

11.         Encision Licenses to BSC:  Encision hereby grants to BSC the following licenses:

a.               a non-exclusive, worldwide, royalty-free, irrevocable and perpetual right and license in the Field under the Encision IP, to the extent incorporated into or necessary to the manufacture, use or sale of the Developed Product or Equipment, and solely for the purpose to make, have made, use, market, import, sell or have sold the Developed Product and/or to use, market, import, sell, or have sold the Equipment.

b.              a non-exclusive, worldwide, royalty-bearing (as set forth in Section 12(b) in the event BSC decides to provide Commercial units), irrevocable and perpetual right and license in the Field under the AEM Technology, to the extent incorporated into or necessary to the manufacture, use or sale of the Developed Product or Equipment, and solely for the purpose to make, have made, use, market, import, sell, or have sold the Developed Product and/or to use, market, import, sell, or have sold the Equipment.

12.         Consideration:  As consideration for the licenses granted in Section 11 and the supply of the bench work phase and FHU Trial Phase units of Developed Product, BSC shall pay to Encision:

a.               A one-time license fee of [*], payable in two equal payments of [*], with the first [*] payment due within five (5) business days of the Effective Date and the second [*] payment due on the six (6) month anniversary of the Effective Date; and

b.              If, in BSC’s sole discretion, BSC decides to provide Commercial units of Developed Product and/or the Equipment:

i.                  A one-time Commercialization license fee of [*], and

ii.               To the extent Encision is unable or unwilling to supply the Developed Product and/or Equipment under Section 14(a), or BSC elects to manufacture for itself the Developed Product and/or Equipment or to have the Developed Product and/or Equipment manufactured by a third party for supply to BSC under Section 14(b), a royalty for the term of the AEM Patents to the extent the manufacture, use or sale of the Commercial units of Developed Product and/or Equipment constitutes AEM Technology, at a rate to be negotiated in good faith between the parties that will not exceed [*] of net sales of the Developed Product and/or Equipment.

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The royalty rate and the due date of the license fee set forth in Section 12(b) shall be negotiated in good faith by the parties, in connection with a separate agreement (as set forth in Section 14 below) that shall be entered into by the parties at such time as BSC, in its sole discretion, decides to provide Commercial units of the Developed Product and/or the Equipment.

13.         BSC License to Encision:  BSC hereby grants to Encision for the term of this Agreement a non-exclusive, worldwide, royalty-free right and license under the BSC IP relating to the Specifications or Developed Product solely to develop the Developed Product for BSC, and solely to manufacture and supply the Developed Product and Equipment to BSC.

14.         Commercial Supply:  At any time following completion of the Services as detailed in the SOWs of Schedule A regarding the bench work phase and FHU Trial Phase, BSC shall have the option, in its sole discretion, to provide Commercial units of the Developed Product and/or the Equipment:

a.               Commercial Supply by Encision.  If BSC decides to commercialize the Developed Product and/or the Equipment with Encision, the parties shall negotiate in good faith for the purpose of entering into a supply agreement, pursuant to which Encision will manufacture and supply Developed Product and/or Equipment for BSC.  Such supply agreement will include terms that are customary in the industry, the consideration set forth in Section 12(b)(i), and additional terms, such as Specifications, Deliverables, quantity, pricing, payment, branding, delivery, taxes, acceptance, inspection, quality, regulatory, patent marking, and timing.

In the event Encision is or becomes unable or unwilling to manufacture and supply the Developed Product and/or the Equipment for BSC, the parties shall negotiate in good faith and agree in writing on the royalty percentage figure for the consideration in paragraph 12(b)(ii), and Encision shall promptly, upon written request from BSC, take all steps reasonably necessary to disclose to BSC in accordance with the licenses in Section 11 only that particular Encision IP and AEM Technology that is reasonably necessary for BSC to make or have made the Developed Product and/or the Equipment.  In addition, Encision shall provide BSC all assistance reasonably necessary to train personnel to manufacture the Developed Product and/or the Equipment, and technical consultation, advice, and know-how relating to the manufacture of the Developed Product and/or the Equipment, such as documentation, drawings, specifications, protocols, process information, and the like.  For the avoidance of doubt, the Developed Product and/or the Equipment made, used or sold based on BSC having under this paragraph to manufacture for itself the Developed Product and/or the Equipment, or to have the Developed Product and/or the Equipment manufactured by a third party for supply to BSC, is subject to the royalty rate provisions described above in paragraph 12(b)(ii).  In the event that Encision and BSC had entered into a supply agreement and Encision, after becoming unable or unwilling to manufacture and supply the Developed Product and/or the Equipment for BSC, is able or willing (and both parties subsequently agree to allow Encision) to resume such manufacture and supply, the supply agreement shall be deemed reinstated and thereafter in full force and effect without any further action required by either Boston Scientific or Encision.  Upon any such reinstatement, Boston Scientific shall return and/or destroy all copies of Encision IP and AEM Technology relating to the Equipment transferred under the terms of this paragraph that are not Boston Scientific Property.

b.              Commercial Supply by BSC or Third Party.  Notwithstanding the foregoing, if BSC prefers, in its sole discretion, to manufacture for itself the Developed Product and/or the Equipment, or to have the Developed Product and/or the Equipment manufactured by a third party for supply to BSC, the parties shall negotiate in good faith and agree in writing on the timing and royalty percentage figure for the consideration in Section 12(b), and Encision shall promptly, upon

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written request from BSC, take all steps reasonably necessary to disclose to BSC in accordance with the licenses in Section 11 only that particular Encision IP and AEM Technology that is reasonably necessary for BSC to make or have made the Developed Product, including for use with the Equipment.  In addition, Encision shall provide BSC all assistance reasonably necessary to train personnel to manufacture the Developed Product, and technical consultation, advice, and know-how relating to the manufacture of the Developed Product, including for use with the Equipment, such as documentation, drawings, specifications, protocols, process information, and the like.  For the avoidance of doubt, the Developed Product and/or the Equipment made, used or sold based on BSC’s decision under this paragraph to manufacture for itself the Developed Product and/or the Equipment, or to have the Developed Product and/or the Equipment manufactured by a third party for supply to BSC, is subject to the royalty rate provisions described above in paragraph 12(b)(ii).

15.         Information Not for Sale; No Implied Licenses:  The parties acknowledge that the disclosure of Proprietary Information (including that which is a process, machine, manufacture, or composition of matter) is not intended to be an offer for sale or public use.  Each party shall not:  (a) appropriate or use Proprietary Information of the other party for itself, for any third party or for any other purpose other than in accordance with this Agreement; or (b) by virtue of either this Agreement or the other party’s performance of Services obtain any title to, interest in or license in any Proprietary Information of the other party, except as expressly provided herein.

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17.         Additional Warranties:  Encision represents, warrants and covenants that as of the Effective Date and throughout the term of this Agreement:  (a) Encision has and shall have the unrestricted right to disclose any information Encision submits to Boston Scientific hereunder free of all claims of third parties; (b) Encision’s execution and delivery of, and performance under, this Agreement does not, and will not, conflict with or violate any other agreement to which Encision is a party or any obligation or restriction of any kind, including any confidentiality obligation to third parties; (c) Encision will comply with all applicable laws, ordinances, rules and regulations in the performance of its obligations under this Agreement; (d) all Services to be performed hereunder shall be performed by individual employees of Encision (and not subcontractors unless explicitly approved by the Liaison as described in Section 2 above, such approval not to be unreasonably withheld, conditioned or delayed), each of whom shall possess the requisite knowledge, training and experience to perform such Services in accordance herewith; (e) Encision shall advise each of its employees of Encision’s obligations under Sections 7 through 16 of this Agreement and that each of such employees and any approved subcontractors shall be similarly bound as if he or she were the contracting party hereto, and in any event Encision shall be liable for the breach of this Agreement by any of its employees and subcontractors; and (f) Encision has and shall have in place legal, valid and binding agreements, including appropriate written confidentiality, invention assignment and copyright assignment agreements, with each of its employees and any approved subcontractors with respect to the matters covered by Sections 7 through 16 of this Agreement, in each case sufficient to carry out the purposes of such provisions, including enabling Boston Scientific to enjoy the benefits and rights conferred thereunder without regard to whether it had contracted with Encision or directly with Encision’s employee(s) or approved subcontractor(s) hereunder.

In addition, as of the Effective Date, Encision represents and warrants that it is not excluded, debarred, suspended or otherwise ineligible to participate in U.S. government health care programs (e.g., Medicare, Medicaid, CHAMPUS) or U.S. government procurement and non-procurement programs.  If, during the term of this Agreement, Encision becomes excluded, debarred, suspended or otherwise ineligible to participate in any of the programs described in the immediately preceding

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sentence, Encision will disclose immediately by written notice to Boston Scientific details of such exclusion, debarment, suspension or other ineligibility, and this Agreement will terminate immediately.

Encision further represents, warrants and covenants that throughout the term of this Agreement, all work in connection with Services performed and Deliverables delivered under the Agreement and any SOW shall: (i) be consistent with best industry practices; (ii) be free of any defects in design, material or workmanship; (iii) meet all specifications provided by Boston Scientific; (iv) comply with all applicable laws; (v) be free and clear of all liens and encumbrances or other defects in title; and (vi) be original and free of infringement of any third party intellectual property rights, except to the extent that such infringement is a direct result of adherence to Specifications provided by Boston Scientific.

Encision represents and warrants that during the 180 days following the delivery of a Deliverable, that the Deliverable will conform to the Specifications for such Deliverable set forth in the applicable SOW and that any nonconformities will be remedied promptly, or if that is not possible, the Deliverable will be replaced promptly with a conforming Deliverable.  If Encision fails to remedy a breach of this subparagraph within a reasonable period of time, then Boston Scientific may terminate the applicable SOW pursuant to and in accordance with Section 5, and in addition to all of its other remedies at law and in equity, may seek a refund from Encision of all amounts then paid under the applicable SOW so terminated.

Encision represents and warrants that any Encision IP or AEM technology, Deliverables, Encision tools, software or hardware, or the like, that is licensed to Encision by a third party does not require a license or payment of any consideration by BSC to any third party for purposes of delivering the Deliverables under an SOW, and no such third party license(s) to the extent any may be or become applicable to the manufacture, use or sale of Developed Product will be implemented without the prior approval of BSC.

18.         Indemnification:

a.               Encision agrees to indemnify, defend and hold Boston Scientific and its affiliates and their personnel, officers and directors harmless from and against any loss, costs, expenses (including reasonable attorneys fees) or damages incurred by them to the extent arising from (a) a material breach of this Agreement by Encision, including the representations and warranties in Section 17; or (b) Encision’s negligence.

b.              Boston Scientific agrees to indemnify, defend and hold Encision and its affiliates and their personnel, officers and directors harmless from and against any loss, costs, expenses (including reasonable attorneys fees) or damages incurred by them to the extent arising from (a) a material breach of this Agreement by Boston Scientific; or (b) Boston Scientific’s negligence.

c.               The indemnifying party’s obligations under this Section 18 are conditioned upon the indemnified party: (i) providing notice to the indemnifying party of any claims promptly, but not later than 30 days after notice of such claim; (ii) permitting the indemnifying party to assume full responsibility for the defense of such claim; (iii) assisting the indemnifying party in defense of such claim; and (iv) not compromising or settling any such claim without the indemnifying party’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.  The indemnifying party shall not compromise or settle any such claim without the indemnified party’s prior consent, which shall not be unreasonably withheld, conditioned or

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delayed, unless such compromise or settlement includes a full release of the indemnified party without any admission of liability or future obligation, monetary or otherwise.

19.         Miscellaneous:  Each party may not use the other party’s name in any advertising or other form of publicity without the prior written permission of the other party.  Encision acknowledges and agrees that it is free from the supervisory direction and control of Boston Scientific, is an independent contractor with no authority to sign the name or bind in any manner Boston Scientific, and is not entitled to any benefits for which Boston Scientific employees are eligible.  This Agreement, together with each SOW attached hereto, is the entire understanding between the parties with regard to the subject matter hereof, and any prior or contemporaneous agreements between the parties relating to the subject matter hereof, either oral or written, are hereby superseded.  No amendment to this Agreement, including changes to any SOW attached hereto, will be effective unless made in writing and signed by Encision and an authorized representative of Boston Scientific.  This Agreement is governed by the laws of The Commonwealth of Massachusetts, without regard to its internal conflicts of law rules.  The parties hereby consent and submit to the personal jurisdiction and venue of the state and federal courts located in Boston, MA for all disputes, suits, actions and claims related to or arising out of this Agreement.  If any provision of this Agreement shall prove to be unenforceable, invalid or prohibited by any applicable law, such provision will be interpreted to be enforceable to the maximum extent permitted under applicable law; provided that any modification thereto does not frustrate an essential purpose of the Agreement, in which case the parties shall seek in good faith alternative provisions to achieve the same purpose.  This Agreement is not assignable by Encision, nor may Encision delegate or sub-contract any duties hereunder.  This Agreement will inure to the benefit of Boston Scientific and its successors and assigns.  The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Failure or delay of either party to enforce any right under this Agreement will not be deemed a waiver thereof.  In the event of a conflict between the terms of this Agreement and a SOW, the terms of this Agreement shall control, unless a SOW includes reference to the particular section or subsection(s) of this Agreement that will be controlled by the SOW, with the parties acknowledging and agreeing that such change in controlling terms shall be applicable only for that SOW and not for any other SOW.

20.         Notice:  Any notice required to be given by either party will be deemed sufficiently given if mailed by certified mail, return receipt requested, or by a nationally recognized courier that guarantees overnight delivery and addressed as follows:  (a) if to Encision, to Encision’s address set forth on the first page of this Agreement; and (b) if to Boston Scientific, to Boston Scientific Corporation, 100 Boston Scientific Way, Marlborough, MA 01752, Attn: [*]; and, with respect to legal matters, with a copy to:  Boston Scientific Corporation, One Boston Scientific Place, Natick, Massachusetts 01760-1537, Attn: General Counsel.

21.         Review of Agreement:  Encision acknowledges that it has had an adequate amount of time to read this Agreement and review its provisions with its counsel and advisors if it so chooses.

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If the foregoing accurately represents our agreement, please sign where indicated below and return one copy of this Agreement to me.  Please note that Boston Scientific cannot have you commence Services until after it has received the fully-signed Agreement from you, as required by Boston Scientific policies.

Sincerely,

BOSTON SCIENTIFIC CORPORATION

Date: January 21, 2011

By:	/s/ Kurt Geitz
Name:	Kurt Geitz
Title:	Vice President of R&D

AGREED AND ACKNOWLEDGED:

ENCISION INC.

Date: January 20, 2011

By:	/s/ Jack Serino
Name:	Jack Serino
Title:	President & CEO

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SCHEDULE A

ATTACHMENT — 1 (BENCH WORK PHASE UNITS STATEMENT OF WORK)

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SCHEDULE A

ATTACHMENT — 2 (FHU TRIAL PHASE UNITS STATEMENT OF WORK)

[Editorial Note: Intentionally omitted because the parties have combined what was anticipated to be in Attachment 2 with Attachment 1.]

Contains Confidential Information

APPENDIX A

(AEM Patents)

[*]

Contains Confidential Information

APPENDIX B

(May 5, 2008 Confidential Disclosure Agreement)

Contains Confidential Information

CONFIDENTIAL DISCLOSURE AGREEMENT

This Agreement is entered into May 5, 2008, between Boston Scientific Corporation (including its subsidiaries, collectively identified herein as “BSC”), a corporation with a place of business at One Boston Scientific Place, Natick, MA  01760-1537 and Encision Inc., 6797 Winchester Circle, Boulder, Colorado  80301, attn: John R. Serino, President and Chief Executive Officer.

WHEREAS, each party has developed or owns technical, operational, and business Information which it deems proprietary; and

WHEREAS, the Parties agree that to facilitate possible future business arrangements concerning Boston Scientific’s [*] (the “Project”), it may be necessary to exchange certain Information on a confidential basis;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from the exchange of Information, the Parties agree as follows:

“Information” is defined as communication or data, in any form, including but not limited to oral, written, graphic or electromagnetic forms and physical observation.

“Proprietary Information” is defined as that Information which a Party desires to protect against unrestricted disclosure or competitive use, and which is designated as such in the manner provided by this Agreement.

All Information which is disclosed by one Party to the other Party and which is to be protected hereunder as Proprietary Information of the disclosing Party:

(a)                                  If in writing or other tangible form, shall be conspicuously labeled as proprietary at the time of delivery; and

(b)                                 If oral, or is disclosed by observation or viewing, shall be identified as proprietary prior to disclosure; and after disclosure shall be reduced to writing or other tangible form, within thirty (30) business days thereafter, and delivered to the receiving party.

Proprietary Information of a disclosing Party shall be treated and safeguarded hereunder by the receiving Party for a period of five (5) years from the date of disclosure and with the same degree of care with which it treats its own Proprietary Information of like character.  The receiving Party warrants that it applies reasonable safeguards against the unauthorized disclosure and use of Proprietary Information.

The receiving Party agrees that (i) any Proprietary Information disclosed hereunder shall be used by the receiving Party solely for the purpose of evaluating the mutual interests of the Parties in the Project and (ii) it will not distribute, disclose, or disseminate Proprietary Information to anyone except its employees and consultants who are involved in the consideration or evaluation of the Project and who are bound to maintain its confidentiality, unless and until such time as:

(a)                                  Such Information is or becomes generally available to the public, through no fault of the receiving Party, its employees or consultants, and without breach of this Agreement; or

(b)                                 Such Information is already in the possession of the receiving Party, its employees or consultants without restriction and prior to any disclosure hereunder, as evidenced by appropriate documentation; or

(c)                                  Such Information is or has been lawfully disclosed to the receiving Party, its employees or consultants by a third party without an obligation of confidentiality upon the receiving Party; or

(d)                                 Such Information can be shown to have been developed independently by employees or consultants of the receiving Party without use of the Information disclosed hereunder, as evidenced by appropriate documentation.

If disclosure is required by order of a competent court, each Party will give the other Party prior written notice sufficient for it to seek appropriate protective orders.

Except as expressly provided herein, no license or right is granted by either Party to the other Party under any patent, patent application, trademark, copyright or trade secret.

All Information furnished by one Party to the other Party shall remain the property of the disclosing Party.  At the written request and instruction of the disclosing Party, all Information in the possession of the receiving Party which is Proprietary Information shall be returned to the disclosing Party, except for one archival copy.

This Agreement is governed by the laws of The Commonwealth of Massachusetts, USA, without regard for the conflicts of law provisions.

This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized representatives as of the date first written above.

Very truly yours,

Boston Scientific Corporation		ACKNOWLEDGED, ACCEPTED
AND AGREED TO:

By:	/s/ William J. Shaw	By:	/s/ John R. Serino
Name:	William J. Shaw	Name:	John R. Serino
Title:	Patent Counsel	Title:	President and CEO
		Date:	May 7, 2008

Confidential

January 27, 2011

Attachment-1

1.               This Attachment-1 is issued as a Statement of Work (SOW) to that certain Development License and Supply Agreement between Boston Scientific Corporation and Encision, Inc., dated 21-January-2011 (the “Agreement”), and is incorporated by reference as part of such Agreement as of the date this Attachment-1 is signed by the parties.

2.               Services:  Service Provider shall perform the services requested by Boston Scientific in connection with its [*], for which services are detailed in:  (a) the statements and table(s) set forth below, as described therein and in accordance with the payments and within the deadlines set forth therein; (b) further statements of work signed by the parties, if any, as described therein and in accordance with the payments and within the deadlines set forth therein; and/or (c) purchase order(s) issued by Boston Scientific in accordance therewith. In the event of any conflict between the Agreement and any purchase order or statement of work, the Agreement shall control.

The technical liaison for Services is [*], who may be reached at [*] (unless Boston Scientific hereafter notifies Encision of a new liaison for services).

As part of the Services, Service Provider shall generate and maintain all relevant and appropriate design history files and/or design master record documents. Services shall be performed with respect to BSC’s specifications. Document numbers will be assigned by Boston Scientific.

Service Provider will provide design and manufacturing development services in accordance with the table(s) included in this Attachment-1.

3.               Payment:  Boston Scientific shall pay Service provider at the following hourly rates:

Executive Engineering: [*]

Senior Engineering: [*]

Engineering, Project Management: [*]

Prototyping: [*]

Technician/Drafting: [*]

for the Services that are set forth in this SOW, or in purchase order(s) corresponding to this SOW, as compensation for such Services satisfactorily performed by Service Provider, based upon invoices to be provided by Service Provider and in accordance with the Agreement.

BOSTON SCIENTIFIC CORPORATION		ENCISION, INC.

By:	/s/ Barry Weitzner	By:	/s/ Warren Taylor
Name:	Barry Wetizner	Name:	Warren Taylor
Title:	Director, R&D	Title:	V.P. Engineering

[Remainder of page left intentionally blank]

 Boston Scientific

Encision Statement of Work #1 – Benchwork Phase

Rev AA

Table I:  Services to be provided pursuant to Attachment-1 SOW.*

	Item	Description	Milestone Timeline	Milestone Deliverable(s)	Maximum Estimated Fees and Costs
[*]	[*]	[*]	[*]	[*]	[*]

* The work proposed in Table I is based upon the following assumptions:

1.               ENCISION, Inc. will not maintain a design history file for this SOW.

2.               All documentation supplied by Boston Scientific is current and up-to-date and in a condition that it may be readily released into ENCISION, Inc. document control system and used for manufacture.

3.               An initial purchase order will be issued to ENCISION, Inc. within thirty (30) days of the date of this SOW.